NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

Southern Pipe
Mark Roebuck – Vice President – Sales
601-485-0055
Mark.roebuck@southernpipe.com

ALLIANCE DATA SIGNS MULTI-YEAR AGREEMENT WITH
LEADING WHOLESELLER OF PLUMBING, HEATING AND AIR-CONDITIONING MATERIALS

Alliance Data to provide commercial private label credit card program for Southern Pipe & Supply
Co., Inc.

DALLAS, Texas, Aug. 21, 2008 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a multi-year agreement with Southern Pipe & Supply Company, Inc. (Southern Pipe) to provide a turnkey commercial private label credit card program. Southern Pipe is one of the nation’s largest privately held, independent wholesalers of plumbing and heating and air-conditioning materials with customers ranging from individual residential home owners to contractors, and large commercial real estate and hotel properties. Southern Pipe operates in more than 90 locations in Mississippi, Alabama, Arkansas, Georgia, Louisiana, Florida, and Tennessee.

Under terms of the agreement, Alliance Data will provide a full suite of services for Southern Pipe including account acquisition and activation, receivables funding, card authorization, card issuance, statement generation, marketing services, remittance processing, and customer service functions.

Each contractor applicant will be reviewed by a unique group within Alliance Data using its own proprietary business credit underwriting practices. The program will be offered to contractors who meet Alliance Data’s traditional credit quality standards and provides a vehicle for them to purchase materials and supplies using a one-stop solution that also includes incentives toward rewards.

“Southern Pipe is excited to introduce this new private label credit program to our small-business customers; it demonstrates our commitment to their business success. This program will deliver speed and convenience, and reward them for their ongoing patronage,” said Kevin Giles, Corporate Credit Manager for Southern Pipe & Supply Co., Inc. “Alliance Data is the ideal partner for these services based on their extensive experience in providing both consumer and commercial private label credit card programs. Their customer care philosophy and practices are superior, and nicely align with our company’s own approach.”

“Alliance Data is pleased to sign Southern Pipe as a new client and is looking forward to a successful launch of their private label program this fall,” said Ivan Szeftel, president of Alliance Data’s Retail Services. “We are committed to providing a solution that helps Southern Pipe grow their business while offering a program that meets the needs of their diverse customer base. We look forward to working with them and developing a strong business partnership.”

About Southern Pipe & Supply Co., Inc.

Southern Pipe & Supply Company is one of the nation’s largest privately held, independent wholesalers of plumbing and heating and air-conditioning materials. A family-owned business headquartered in Meridian, Mississippi, Southern Pipe operates more than ninety locations in Mississippi, Alabama, Arkansas, Georgia, Louisiana, Florida, and Tennessee. The company also operates Southern Supply branches featuring expanded product lines. Southern Pipe carries a full line of products from the world’s most respected manufacturers, including Kohler, Delta Faucets, Rheem water heaters, Armstrong heating and air conditioning, and other industry leaders. Southern Pipe is large enough to offer a wide selection and competitive prices, yet small enough to be flexible and respond quickly to customer needs. The company handles jobs of every size, from projects as small as individual kitchens and baths to commercial jobs as large as the Ritz-Carlton New Orleans, Biloxi’s Beau Rivage Hotel Casino and the Hard Rock Hotel Casino. Founded in 1938, the company was built on a tradition of superior service that remains a Southern Pipe hallmark. The Southern Pipe difference is a commitment to personal, unmatched service backed by more than sixty-five years experience and the industry’s most knowledgeable experts. For more information about the Company, visit its website www.SouthernPipe.com.

About Alliance Data

Alliance Data (NYSE:  ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data. The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data’s businesses include integrated credit and marketing solutions; AIR MILES®, North America’s premier coalition loyalty program; and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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